Exhibit 99.2

                                 B&G Foods, Inc.
               Q4 and Fiscal 2004 Earnings Conference Call Script
                                  March 2, 2005


Viavid Operator
Instructions/Introduction

David Wenner
Thank you. Welcome everyone to the B&G Foods fourth quarter and fiscal 2004 conference call.

Everyone  on the call today can access  detailed  financial  information  on the
quarter  in  our  press   release,   which  is   available  on  our  website  at
www.bgfoods.com.

Before we begin our formal remarks I need to remind everyone that part of our discussion today may include forward looking statements. The statements are not guarantees of future performance and therefore undue reliance should not be put upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact our future operating results and financial condition. We also will be making reference on today's call to certain non GAAP terms like EBITDA and adjusted EBITDA. A reconciliation to GAAP terms is provided in today's press release and our Annual Report on Form 10-K.

I'd like to start the call by asking Bob Cantwell, our CFO, to discuss financial results for the year. After Bob's remarks I'll discuss factors that influenced the fourth quarter, certain business highlights as well as some of the dynamics we see going forward.

Bob Cantwell
Thank you, Dave.


First I will review the full year, then talk about the fourth quarter.

Net Sales

Net sales increased $44.4 million or 13.5% to $372.8 million for the year ended January 1, 2005, compared to $328.4 million for the previous year. Fiscal 2004 had one less week than fiscal 2003. Our acquisition of Ortega in August of 2003 accounted for $44.2 million of the sales increase during fiscal 2004. Sales increases were driven by higher unit volume in our brands as follows: Sales of Trappey's increased $1.7 million, or 11.9%; Maple Grove Farms of Vermont sales increased $1.4 million, or 2.9%; Las Palmas grew by $0.7 million, or 3.3%; Polaner increased $0.6 million, or 1.6%; Underwood grew by $0.4 million, or



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1.9%; and Emeril's brands increased $0.3 million, or 1.4%. Lower unit volume was seen in our B&M Baked Bean brand, which decreased $2.2 million, or 9.0%; in B&G pickle and pepper brand, which decreased $1.7 million or 3.8%, and in and our Joan of Arc brand, which decreased by $0.9 million, or 7.8%. All other brands decreased, in the aggregate, $0.1 million or 0.2%.

Gross Profit

Gross profit increased $9.7 million or 9.6% to $111.9 million in fiscal 2004 from $102.2 million in fiscal 2003. As a percentage of net sales, the gross profit margin decreased to 30.0% in fiscal 2004 from 31.1% in fiscal 2003. This decrease was primarily due to higher costs of packaging and certain commodities, including maple syrup, meat, chicken and beans.

Operating Expenses

Turning to the year's operating expenses,

Sales, marketing and distribution expenses increased $3.7 million or 9.5% to $43.2 million for fiscal 2004, compared to $39.5 million for fiscal 2003. These expenses expressed as a percentage of net sales decreased to 11.6% in fiscal 2004 from 12.0% in fiscal 2003. The Ortega acquisition accounted for $5.6 million of the increase in sales and marketing expenses for fiscal 2004. For brands other than Ortega, marketing costs decreased $0.9 million relating to reduced spending on consumer marketing programs during fiscal 2004 as compared with 2003. All other sales, marketing and distribution expenses, which primarily include incentive compensation, decreased $1.0 million during fiscal 2004.

General & administrative expenses, including management fees, decreased $1.5 million or 22.6% to $5.3 million in fiscal 2004 compared to $6.8 million in fiscal 2003. Fiscal 2003 included a bad debt write-off of $0.6 million relating to Fleming Companies, Inc., which filed Chapter 11 on April 1, 2003. Other decreases in general and administrative expenses in 2004 compared to 2003 included incentive compensation of $0.8 million and other expenses of $0.1 million.

Operating Income

In the fourth quarter of 2004, the Company incurred transaction related compensation expenses of $9.9 million. As a result of these transaction related compensation expenses, operating income decreased 4.2% to $53.6 million during fiscal 2004 from $55.9 million in fiscal 2003. Excluding these transaction related expenses, operating income increased 13.5% to $63.4 million.



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Interest Expense

Interest expense, net increased $17.0 million to $48.2 million in fiscal 2004 from $31.2 million in fiscal 2003. Interest expense for fiscal 2004 included a an expense of $13.9 million relating to the: write-off of deferred financing costs, bond tender costs and payment of bond discount in connection with our initial public offering. Interest expense in fiscal 2003 includes the write-off of $1.8 million of deferred financing costs in connection with the repayment of our then existing term loan B. Excluding these charges, the remaining interest expense increase in fiscal 2004 of $4.8 million related primarily to an increase in average debt outstanding as a result of the August 2003 acquisition of Ortega and an increase in interest rates under our term loan versus fiscal 2003.

EBITDA and Adjusted EBITDA

I'd like to take a moment to discuss EBITDA and adjusted EBITDA, non-GAAP financial measures that we have reconciled to net cash provided by operating activities in our press release. Our EBITDA decreased to $60.3 million in fiscal 2004 compared to $61.9 million in fiscal 2003. On an adjusted basis, which excludes transaction expenses, our EBITDA was $70.2 million. Again, I want to emphasize that we had one less week in fiscal 2004 compared to last year and while we experienced a number of cost increases in fiscal 2004, we did not see the benefit of our price increases in the fourth quarter of fiscal 2004 and Dave will speak to this shortly.

Fourth Quarter 2004
For the fourth quarter, net sales decreased 4.8% to $96.4 million in the thirteen weeks ended January 1, 2005 from $101.2 million in the fourteen weeks ended January 3, 2004. Gross profit decreased 18.6% to $26.5 million from $32.5 million in the comparable period last year. Operating income decreased to $3.9 million from $17.4 million in the comparable period. Excluding transaction related compensation expenses, operating income was $13.8 million for the fourth quarter of fiscal 2004. Adjusted EBITDA, which takes into account $9.9 million of transaction related compensation expense, decreased to $15.5 million in the fourth quarter of fiscal 2004 from $19.2 million in fourth quarter of fiscal 2003. The decrease in adjusted EBITDA is primarily attributable to one less sales week, material costs that increased without the benefit of the announced price increases, fuel surcharges and under-absorption of overhead due to inventory reduction initiatives.


Capital Expenditures

Capital Expenditures in the fourth quarter of fiscal 2004 were $1.3 million and $6.6 million for the full year. Most of our capital expenditures were for purchases of manufacturing and computer equipment. We continue to foresee modest capital expenditure requirements in the future.


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Balance Sheet

Moving onto the balance sheet, we finished the year with $28.5 million of cash, up from $8.0 million at the end of fiscal 2003. At year end had a little over $408 million in long-term debt and over $92 million in shareholders equity.

Future Cash Needs Include:

Expected cash taxes in fiscal 2005 are $0.

Planned capital spending is between $6.5 and $7.0 million.

Annual cash interest expense for fiscal 2005 is approximately $39.1 million.

With our new capital structure in place, we made our first dividend payment on the class A common stock and interest payment on the senior subordinated notes on January 31st to holders of record as of December 31st, 2004.

As our SEC filings indicate per the Company's dividend policy, we intend to pay quarterly dividends of 21.2 cents per class A share of common stock through the first four full quarterly dividend payment periods following our initial public offering, which was completed in October 2004. Please remember that dividends are not mandatory or guaranteed and our dividend policy can be modified or revoked at any time. In addition, the actual amount of dividends distributed under the policy and the decision to make distributions is entirely at the discretion of our Board of Directors. Further, any dividends must be permitted by applicable law and the terms of our indebtedness. The interest payments on the senior subordinated notes will be approximately 21.45 cents per quarter.

I will now turn the call back over to Dave for his remarks. Dave?


David Wenner

Thank you, Bob.



There are a lot of things to discuss on today's call,  but before I get into the
issues   facing  the   business,   I  would  like  to  point  out  some  of  our
accomplishments is 2004.


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First,  the company  completed  its first full year of  ownership  of the Ortega brand. This helped a set a sales record for the year - reaching $372.8 million in net sales, a $44.4 million increase, or plus 13.5%. This was a major step forward for B&G as a company, and allowed us to increase our adjusted EBITDA to $70.2 million. It's important to point out that the EBITDA we are reporting for the year is $60.3 million, but adjusted for transaction-related expenses, it reached the $70.2 million number I just cited. The difference between those two numbers was comprehended in the cash position of the business coming out of the IPO transaction.


The   successful   completion  of  our  EIS  IPO  is  really  the  second  major accomplishment for the company. This provided our sponsors with a return on their investment after nearly eight years of ownership but more importantly, provided our employees with a sense of the future of the company. After nearly 20 years of ownership by financial sponsors, that is a welcome event.


When we look at the fourth quarter and full year 2004, it's important to remember that 2004 had one less week of sales than 2003, and this negatively impacted our year over year revenue comparison, although not as much as the potential impact, which could have been just under 2%. We also did not realize price increases in the fourth quarter as quickly as we anticipated. When enacting price increases, even though they are announced broadly, they are implemented on a customer-by-customer basis, and there is generally a lag from the announcement to actual implementation. Because of this, most of the price increases we initiated to customers for the fourth quarter weren't fully implemented until the start of 2005, which is later than we expected.


With one less week in the fourth quarter, or nearly 8% less sales time, combined with the lack of a benefit from pricing that I just mentioned, net sales for the quarter were $96.4 million, down $4.8 million or 4.7%.


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In spite of that,  9 of the 16 brands we track were up in sales for the year and the overall business, excluding Ortega because of the incomplete comparison, was up slightly versus prior year. Depending on your outlook on the business, that could be a positive or a negative. We think of it as a positive, since sales grew 3% on a same-week basis. Adjusted EBITDA for the quarter declined more than sales, however, for the reasons Bob cited in his overview. Adjusted EBITDA was down 19% or $3.6 million, to $15.5 million. The first factor, of course, was the margin on the sales change, which we calculate to be roughly $1.5 million. As I've said, we saw little or no benefit from the price increases that had been announced previously, and which we hoped would lift Q4 sales and EBITDA. Cost, meanwhile, hit us with full effect in a number of ways. Oil spiked in the fourth quarter, causing fuel surcharges much higher than we had seen earlier in the year. These surcharges added nearly $500,000 to our distribution and utility costs in the quarter. Additionally we had referenced approximately $3.0 million in annualized material and commodity costs on earlier calls - that increased further in the quarter and in total impacted cost-of-goods approximately $1.0 million. Finally, implicit in our plan to reduce inventory was a reduction in volume in the plants - aggravated by lower than expected sales - which resulted in under-absorption of overhead of approximately $600,000.

Other expenses within the company were well under control for the year and the quarter. Our G&A spending declined due to lower management bonus accruals, offset by higher public company costs. Sales and marketing expenses also declined, primarily due to the cost of a 2003 marketing program behind the Emeril brand that we did not repeat in 2004. Much of that spending was in Q4 in 2003 and, although the program achieved the distribution objectives we had for it, it was judged to be an investment we would not repeat in 2004.


As we look forward we have both pluses and minuses to deal with as a company. Cost remains an issue - oil is spiking again, for instance, and fuel surcharges are going up after backing down early in the first quarter of 2005. While we have made progress in some areas - signing a contract for glass that should yield significant savings this year, for instance - steel and other packaging costs may see further increases. Commodity costs have leveled in meat and beans, and we anticipate that beans at least will return to more normal levels by this fall. Meat - primarily ham in our case - is less certain because the export market is still being affected by the specter of mad cow disease. We anticipate cost increases on our co-packed Joan of Arc line and perhaps others to a lesser degree, and have already announced price increases effective April 1st to offset those potential increases. And, of course, we face the steady increase in benefit costs and new costs of operating as a public company.


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None of that is to say we aren't being  proactive to offset  these  issues.  The price increases we announced last year are fully effective now, and have been for much of the current quarter. We have announced further price increases on a number of our lines, including MGF maple syrup, MGF salad dressings, Joan of Arc beans and Las Palmas products - all effective April 1st.


In addition, we continue to look for opportunities to improve the cost picture.


We have announced the closing of the New Iberia, Louisiana plant, planned to take effect by July 1st. Trappey peppers and hot sauce, and Wright's liquid smoke production will move to our Hurlock, Maryland facility and Brer Rabbit molasses to the Roseland, New Jersey facility. This shutdown will involve an approximately $600,000 cash charge for severance and other expenses, and modest capex expense that will be funded out of our normal annual capex budget of $6.5 million to relocate equipment. We expect the plant closing to yield annualized costs savings of at least $1.0 million. We are actively working with the State of Louisiana and local businesses to place our employees in new jobs once we shut down. There will also be a non-cash write-down on the property of up to $3.1 million in Q2 2005. There is already interest in the New Iberia property by prospective purchasers, however, and any sale would reduce that number.


On the brand side, we have strengthened a number of brands that had been problematic in prior years. Polaner sales were up in 2004 after several years of decline.


We expect the sugar-free line to accelerate that growth in 2005. B&M has stabilized; the brand was down over $2.0 million in sales in 2004, but was up 20% in Q4 due to our new pricing strategy. We anticipate that B&G will have a better year as well - the Foodservice business that suffered for most of 2004 has been doing better and aggressive retail programs are in place for key holidays.


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We are active on the new product front as well, introducing products in a number of brands. We have launched new two SKU's in the Polaner sugar-free line and are gaining distribution. B&M has introduced a new flavor - Boston's Best - that is rolling out in B&M's core markets for the summer season. Ortega has introduced five new items - a hard and soft taco dinner kit, a chili seasoning, a hot fire-roasted diced chile product and, completely unique for the brand, a salsa and cheese dip bowl product and a nacho cheese dip product. All of these products are being slotted into grocery distribution; the two cheese products are already in Wal-Mart Supercenters. There are other new items is the smaller brands, such as new wine vinegars for Regina, but these are the major efforts to drive top-line growth in the company.


Additionally, we are looking at how we allocate our trade and promotional dollars in an effort to expand our slotting efforts in support of these products. One source of those funds will be trade promotion dollars that are not performing for us at retail. In that vein, we will transition a number of brands to pay-for-performance trade spending this year. Because of this, please note that as we pull back on these funds there will be a temporary dislocation of sales that we will have to manage, especially in Q1, but the net end result is expected to be a lower trade expense that we can redeploy to new distribution.


Our M&A efforts are gaining momentum, having been restarted after the IPO. We have already passed on several potential acquisitions because valuations became too high, but we are actively looking at a number of possible acquisitions. While there is nothing imminent, it is entirely possible that we will do an acquisition in 2005 - most likely a smaller property rather than a larger one.


Our company remains strong; we ended 2004 with $28.5 million in cash on our balance sheet and made our first EIS dividend and interest payments on January 31st of this year. As a result of the many efforts we are making to counter costs and increase sales in 2005 we believe that fro fiscal 2005 we will at least maintain EBITDA at the 2004 level at the adjusted EBITDA of $70.2 million. That statement is, of course, based on all the normal caveats regarding our assumptions, the risk factors in our S-1 filing and barring extraordinary events in our business or outside our business. Having said that, I can assure you that it remains management's absolute priority to reach the $73.4 million EBITDA referenced in the S-1 for 2005, and we will be working diligently to do so throughout the year.


With that, I would like to open the call up for questions. Operator?